Filed pursuant to Rule 433
CUSIP: 48245ABW0	Registration No. 333-158277
ISIN: US48245ABW09	(Relating to Prospectus Supplement dated April 2, 2009
and Prospectus dated April 2, 2009)
KFW US MTN
FINAL TERM SHEET
Dated October 2, 2009

Issuer: KfW	Title of Securities: U.S.$250,000,000 Floating Rate Notes due October 13, 2016

Aggregate Principal Amount: U.S.$250,000,000.00	Maturity Date: October 13, 2016

Original Issue Date: October 13, 2009	Initial Interest Rate: N/A

Interest Commencement Date: October 13, 2009	First Interest Payment Date: January 13, 2010

Final Redemption Price: 100%

Indexed Notes:
Details:	N/A
Type of Floating Rate Note:
☑	Regular Floating Rate
☐	Floating Rate/Fixed Rate
Fixed Rate Commencement Date:
☐	Fixed Rate/Floating Rate
Fixed Interest Rate:
Floating Rate Commencement Date:
☐	Inverse Floating Rate
☐	Other:
Interest Rate Basis/Bases:
☐	CD Rate
☐	CMT Rate:
☐	CMT (T7051 Page)
☐	CMT (T7052 Page)
☐	Commercial Paper Rate
☐	Federal Funds Rate
☑	LIBOR: USD-LIBOR-BBA
LIBOR Currency (if not U.S. dollars):
LIBOR Reuters Screen Page (if not U.S. dollars):
☐	Prime Rate
☐	Treasury Rate:
☐	Other:

Spread: Plus 0.15%	Maximum Interest Rate: N/A
Spread Multiplier: N/A	Minimum Interest Rate: 0%
Index Maturity: 3-months-USD-LIBOR

Interest Reset Period:

☐	daily	☐	weekly	☐	monthly
☑	quarterly	☐	semi-annually	☐	annually
Interest Reset Date(s):   Each Interest Payment Date
Interest Determination Date(s):  as provided in §3(C) of the Conditions
Interest Calculation Date(s):  as provided in §3(F)(1) of the Conditions
Calculation Agent:
☑	Deutsche Bank Trust Company Americas
☐	Other:
Interest Payment Date(s):  unless otherwise specified, the 13th day of the following
(subject to §3(E) in the Conditions)
☐ Each of the 12 calendar months in each year
☐ Each March, June, September and December in each year:
☐ Each of the following two calendar months in each year:
☑ The following calendar month in each year: January, April, July and October, including the Maturity Date

Redemption:	☐	Yes	☑	No
Redemption Commencement Date (as provided in para. 3 of §7 of the Conditions):
Redemption Date(s) (as provided in para. 2 of §7 of the Conditions):
Minimum Redemption Notice Period:
Redemption Price (expressed as a percentage of the Aggregate Principal Amount to be redeemed):

Repayment:	☐	Yes	☑	No
Repayment Date(s):

Minimum Repayment Notice Period:

Repayment Price (expressed as a percentage of the Aggregate Principal Amount to be repaid):
Specified Currency:  U.S. dollars for all payments unless otherwise specified below:
Payments of principal and any premium: U.S. $
Payments of interest: U.S. $
Authorized Denomination: U.S.$1,000
Exchange Rate Agent: N/A

Original Issue Discount Note (“OID”):	☐	Yes	☑	No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:
Other Terms of Notes:

Purchase Price: 100%, plus accrued interest, if any, from October 13, 2009
      Terms left blank or marked “N/A,” “No,” “None” or in a similar manner do not apply to the Note except as may otherwise be specified.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offer to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offer. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.
Prospectus Supplement and Prospectus